DISTRIBUTOR AGREEMENT

THIS AGREEMENT is made this 23th day of January, 2015 (Effective Date), by and between Panacea Global Inc., an Ontario Corporation (the “Company”) and Panacea Avecina Inc., a company formed under the laws of Ontario (Avecina).  The Company and Avecina are collectively referred to herein as the “Parties”.

NOW, THEREFORE, in consideration of the promises hereinafter made by the parties hereto, it is agreed as follows:

RECITALS

WHEREAS, the Company is a biopharmaceutical company specializing in blood, serum and tissue tests to diagnose and monitor cancer;

WHEREAS, the Company wishes to sell its Products (as defined herein) in the Territory (as defined herein); and

WHEREAS, the Company wishes to supply its Products to Avecina, and Avecina desires to purchase the Products from the Company, pursuant to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

1.2

“Delivery Date” means the date agreed to by the Parties for receipt of Products at the specified delivery location identified in the applicable Purchase Order.

1.3

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will then be in effect.

1.4

“Intellectual Property” means any and all tangible and intangible: (i) rights associated with works of authorship throughout the world, including but not limited to copyrights, neighboring rights, moral rights, and mask works, and all derivative works thereof, (ii) trademark and trade name rights and similar rights, (iii) trade secret rights, (iv) patents, designs, algorithms and other industrial property rights, (v) all other intellectual and industrial property rights (of every kind and nature throughout the world and however designated) whether arising by operation of law, contract, license, or otherwise, together with all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

1.5

“Lead Time” means the period commencing on the day that Company accepts an order for Products and ending on the tenth (10th) Business Day thereafter.

1.6

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

1.7

“Products” means the cancer testing systems created and manufactured by the Company that include the HAAH chemical composition, that includes the PC Detect, BC Detect, LC Detect, CC Detect, and any additional cancer detection tests as they become available.

1.8

“Purchase Order” means any written purchase order for Products issued by Avecina under this Agreement.

1.9

“Minimum Product Purchase Amount” means, with respect to the Initial Term or a Renewal Term, the aggregate purchase price amount actually received by Company for the purchase of Units by Avecina as set forth in the table below for the periods specified.  Only Units for which Company has actually received payment from Avecina in full prior to the end of the applicable period shall be counted toward the Minimum Product Purchase Amount.

Time table for Purchase	Minimum Product Purchase Amount
Initial Term (Effective Date – December 31, 2015)	$ 500,000.
First Term (January 1, 2015 – December 31, 2016)	$1,000,000.
Second Term (January 1, 2016 – December 31, 2017)	$1,500,000.
Each Term commencing after the Second Renewal Term	$3,000,000.

1.10

“SOA” means the Sales Order Acknowledgment delivered by Company to Avecina in response to a bona-fide Purchase Order received from Avecina.

1.11

“Territory” means the geographic area that comprises Near East Region (Jordan, Oman, Yemen, Bahrain ,Iran, and Iraq). (Near East Countries).

1.12

“Unit” means a single Product.

ARTICLE II

PURCHASE AND SALE OF THE PRODUCTS

2.1

Purchase and Sale.  Company agrees to supply, and Avecina agrees to purchase, the Products, in each case pursuant to the terms and conditions of this Agreement.  Avecina shall initiate the purchase of Products by delivery of a signed Purchase Order to Company, in writing or electronically, which Purchase Order shall include, without limitation, the Purchase Order number, Product name, quantity of Units, total price and requested Delivery Date, giving effect to the applicable Lead Time.  Company shall accept and acknowledge, by delivery of a SOA to Avecina in writing or electronically, all Purchase Orders within five (5) Business Days after receipt thereof.  The Avecina’s unqualified acceptance of the SOA shall be deemed to have occurred in the event Avecina fails to object to the SOA by written or electronic notice to Company within five (5) days following receipt of such SOA.  All Purchase Orders placed with Company by Avecina and all SOAs delivered by Company shall be subject to the terms and conditions of this Agreement without specific reference hereto, and any terms and conditions set forth in or attached to a Purchase Order or SOA that are inconsistent with or in addition to the terms and conditions of this Agreement shall be deemed void and of no force or effect.

2.2

Pricing; Payment Terms.

(a)

Price.  Company shall sell, and Avecina shall purchase, each Unit at a price of $70 per Unit.

LICENSE FEE. As consideration for the sublicenses granted by Sublicensor to Sublicensee in this Sublicense Agreement and Sublicensor’s authorization of to entering into this Sublicense Agreement, Sublicensee shall pay Sublicensor One Billion and Four Hundreds Million Tomans (1,400,000,000 Tomans) ( Iranian Currency) equal to one  Million  US dollars ($ 1,000,000.00) (the “Sublicense Fee”) no later than three years from the effective date.

(b)

Initial Payment.  On or before December, 31, 2015, Avecina shall pay to Company a non-refundable down payment of $20.00 per Unit (the “Initial Payment”).  Company will have no obligation to accept Purchase Orders from Avecina until Company has received the Initial Payment in full.  Upon Company’s receipt of the Initial Payment in full, the Initial Payment shall be applied toward the Minimum Product Purchase Amount solely for the Initial Term.  Provided that the Initial Payment has been delivered by Avecina in accordance with this Section 2.2(b), the balance due and payable by Avecina with respect to the first 2000 Units purchased solely during the Initial Term shall be $20.00 per Unit.

(c)

Payment Terms.  Product prices are in U.S. dollars and include applicable Canadian taxes or freight charges, if any.  Company shall invoice Avecina with each shipment.  All payments, other than the Initial Payment, are due within sixty (60) days after the date of Company’s invoice to Avecina.

ARTICLE III

EXCLUSIVITY

3.1

Exclusivity.  Company will not market, promote or sell any Products to any Person in the Territory (other than Avecina) during the Term.  Company will not provide Products to any Person (other than Avecina) to market, promote or sell directly or indirectly in the Territory or to any Person that Company knows, or reasonably ought to know, intends to market, resell or redistribute the Product within the Territory.  For avoidance of doubt, nothing in this Agreement shall preclude or limit Company from marketing, promoting, manufacturing, purchasing, packaging, re-packaging, distributing, or selling another product that contain the same active ingredients as the Product within the Territory.

3.2

Non-Competition.  The Avecina will not sell any Products, or any individual components or reagents thereof, to any Person out of Near East Countries.

ARTICLE IV

TERMS OF AGREEMENT; TERMINATION

4.1

Term.  This Agreement shall become effective as of the Effective Date, and unless earlier terminated under this Article, this Agreement shall expire on December 31, 2028 (the “Initial Term”).  Following expiration of the Initial Term, this Agreement will renew automatically on an annual basis unless either Party gives six months prior written notice of its intention not to renew the Agreement with reasonable evidence (each annual period being a “Renewal Term”) and, provided that, with respect to the Renewal Term immediately following the Initial Term (the “First Renewal Term”), Avecina satisfied the Minimum Product Purchase Amount with respect to the Initial Term prior to the end of the Initial Term and, provided further, that, with respect to each Renewal Term following the First Renewal Term, Avecina satisfied the Minimum Product Purchase Amount with respect to the immediately preceding Renewal Term prior to the end of such preceding Renewal Term. The “Initial Term” and any “Renewal Terms” are referred to collectively herein as the “Term.”

4.2

Termination.

(a)

Either Party may terminate this Agreement for breach by the other Party of its obligations hereunder at any time upon written notice to the other Party. The breaching Party shall have thirty (30) days after receipt of such written notice to cure any breach and avoid termination.

(b)

Either Party may terminate this Agreement at any time for any reason by providing the other Party with not less than sixty (60) days prior written notice. Any unfilled Purchase Orders pending on the date of such termination shall be deemed cancelled, and Avecina and Company hereby waive any and all claims against each other in connection with the cancellation of such Purchase Orders.

(c)

Either Party may terminate this Agreement upon written notice to the other Party upon the occurrence of any one of the following events: (i) a receiver is appointed for the other Party or its property; (ii) the other Party makes a general assignment for the benefit of its creditors; (iii) the other Party commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor’s relief law, which proceedings are not dismissed within sixty (60) days; or (iv) the other Party is liquidated or dissolved or has ceased business operations.

4.3

Effect of Termination.  Upon any expiration or termination of this Agreement: (a) neither Party shall thereby be discharged from any liability or obligation to the other Party which became due or payable prior to the effective date of such expiration or termination; (b) Avecina shall immediately cease any representations that it is an exclusive Avecina; and (c) the payment date of all monies due to one Party by the other Party shall automatically be accelerated so that they shall become due and payable on the effective date of expiration or termination.

4.4

Survival.  Article I, Article IV, Section 5.7, Section 6.1 and Article X hereof shall survive termination or expiration of this Agreement.

ARTICLE  V

PRODUCT SUPPLY

5.1

Delivery.  Company shall use reasonable commercial efforts to meet all requested Delivery Dates, unless otherwise agreed to by the Parties in writing.  Avecina shall be responsible for all costs, expenses, damage and risk of loss associated with delivery of the Products.  Company shall not be liable for loss, damage, detention or delay, nor be deemed to be in default from causes beyond its reasonable control, including without limitation, fire, flood, strike or other labor difficulty, act or omission of any governmental authority or of Avecina, insurrection or riot, embargo, delays or shortage in transportation, or inability to obtain necessary labor, materials, or manufacturing facilities from usual sources.  In the event of delay in performance due to any such cause, the Delivery Date will be postponed by such length of time as may be reasonably necessary to compensate for the delay.

5.2

Import Fees and Expenses.  Company bears no responsibility or risk in connection with any customs clearance, import licensing, taxes within the Territory, duties or other expenses relating to the importing of the Products to Avecina.  Avecina will be responsible for the customs clearance, import licensing, duties or other expenses relating to the importing of the Products.  The Avecina is also responsible for any damages that might be incurred by the Company as a result of Avecina’s failure to ensure all the necessities for the import of the Products.

5.3

Inspection.  Upon delivery to Avecina, Avecina shall immediately inspect the delivered Products for damage and report any damage to Company in writing within five (5) Business Days’ of receipt of such Products.

5.4

Rejection.  In case of any quantity discrepancy with respect to a delivery of Units, or if any Units are found to be damaged in accordance with Section 5.3 hereof, or in the event of any other defect in the Units, such Units may be rejected by Avecina and Avecina will (i) notify Company in writing of the basis of such rejection and (ii) comply with Company’s instructions, if any, regarding the return of such Units to the Company.  Notice of any quantity discrepancy with respect to a delivery of Units shall be provided to Company within five (5) Business Days following the date such Units are received by Avecina.  Notice of the basis of any other rejection described above shall be provided to Company within ten (10) days following the date such Units are received by Avecina.

5.5

Acceptance.  Unless Avecina rejects Products in accordance with Section 5.4 hereof, the Products delivered to Avecina hereunder shall be deemed accepted by Avecina.

5.6

Return Policy.  Units are non-returnable and all sales are final.

5.7

Intellectual Property.  Company shall retain ownership of all Intellectual Property embodied in the Products. No right, title or interest in any Intellectual Property shall pass from Company to Avecina unless first duly authorized by both parties in writing. Nothing in this Agreement or the commercial relationship of the parties shall be construed as granting either Party any Intellectual Property rights of the other.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1

General Representations.  Each of Seller and Purchaser represents and warrants to the other Party that: (i) it has the full authority to enter into this Agreement and to carry out its obligations under this Agreement; (ii) this Agreement has been duly authorized, validly executed and delivered by such Party and is a valid and binding agreement enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity; and (iii) its compliance with the terms and conditions of this Agreement will not violate any applicable federal, state or local laws, regulations or ordinances or any third party agreements of which Seller or Purchaser, respectively, is aware, that are in effect at the time of manufacture of a particular Product.

ARTICLE  VII

PROPRIETARY RIGHTS

7.1

Use of Company Name. Company expressly prohibits any direct or indirect use, reference to, or other employment of its name, trademarks, or trade name exclusively licensed to Company, except as specified in this Agreement or as expressly authorized by Company in writing. All advertising and other promotional material will be submitted to Company at least two weeks in advance and will only be used if Company consents thereto, which consent shall not be unreasonably withheld. Company hereby authorizes and requires Avecina's use of the Company's insignia or lettering which will be on the products at the time of the delivery. Company hereby authorizes Avecina's use of the legend set forth below. The Company shall submit to Avecina in writing full particulars prior to any use of the authorized legends, on stationery, invoices, promotion material or otherwise, and shall not proceed with such use unless and until the Company's written approval shall have been received.

If the authorized legend is used on any stationery, invoices, promotion material or otherwise by Avecina, Avecina will, on termination of this Agreement, or upon request of Company, discontinue the use of such legend on any stationery, invoices, promotion material or otherwise and thereafter will not use, either directly or indirectly in connection with its business, such legend or any other names, titles of expressions so nearly resembling the same as would likely lead to confusion or uncertainty, or to deceive the public.

7.2

 Patent Indemnity. Company agrees, at its own expense, to indemnify, defend and hold harmless each Avecina and its customers from and against every expense, damage, cost and loss (including attorneys' fees incurred) and to satisfy all judgments and decrees resulting from a claim, suit or proceeding insofar as it is based upon an allegation that the Product or any part thereof furnished by Company or any process which is practiced in the customary use of the Product is or has been infringing upon any patent, copyright or proprietary right, if Company is notified promptly of such claim in writing and given authority, and full and proper information and assistance (at Company's expense) for the defense of same. In case the Product, or any part thereof, in such suit is held to constitute an infringement and the use of said Product or part is enjoined, Company shall, in its sole discretion and at its own expense, either procure for the indemnitee the right to continue using said Product or part or replace or modify the same with nonperformance or capacity or affect its compatibility with the hardware or firmware comprising the Product or the software utilized thereon.

ARTICLE VIII

NOTICES

8.1

Notice or Communication. Any notice or communication required or permitted hereunder (other than Administrative Notice) shall be in writing and shall be sent by registered mail, return receipt requested, postage prepaid and addressed to the addresses set forth below or to such changed address as any party entitled to notice shall have communicated in writing to the other party. Notices and communications to Company shall be sent to address pursuant to Section 10.19 below.

Notices and communications to Avecina shall be sent to address shown on first page of this Agreement. Any notices or communications to either party hereunder shall be deemed to have been given when deposited in the mail, addressed to the then current address of such party.

8.2

 Date of Effectiveness. Any such notice or communication so mailed shall be deemed delivered and effective seventy two (72) hours after mailing thereof in the United States.

ARTICLE IX

COVENANTS

9.1

Compliance with Laws. Each of Company and Avecina shall comply with all applicable laws, regulations and ordinances in effect at the time of manufacture and sale of each of the Products. Upon any Party’s reasonable request, the other parties hereto agree to provide reasonable assistance to the requesting Party to facilitate compliance with such laws.

9.2

Additional Covenants of Avecina.

(a)

Restrictions on Use.  Avecina covenants that it shall not sell, distribute or transfer the Products to any other Person, and shall not violate or infringe on the Intellectual Property rights of the Company.

(b)

Export Laws.  Avecina shall comply with all relevant import and export laws and regulations of the United States and foreign governments (“Export Laws”) to ensure that neither the Products nor any Avecina products in which the Products are incorporated are exported directly or indirectly in violation of Export Laws, or are used or intended to be used for any purpose prohibited by the Export Laws.

(c)

Market Developments.  Avecina shall inform Company of all material developments in the Territory regarding the use and development of other cancer testing products, and any other material developments that the Company may have an interest.

(d)

Expenses.  Avecina agrees that it will undertake all expenses relating to registration, certification, advertising and promotional activities relating to this Agreement.

(e)

Laboratory.  The Avecina shall provide, at its own cost, a fully functioning laboratory within the Territory (the “Laboratory”) with all of the required equipment set forth on Schedule 7.2(e), in order to properly use the Products.  Avecina shall also be responsible for obtaining all necessary licensing required within the Territory.

9.3

Additional Covenants of the Company.

(a)

Laboratory Set Up.  The Company shall assist Avecina in setting up the Laboratory, calibrating all equipment as set forth on Schedule 7.2(e), and in assisting Avecina in certifying the Laboratory pursuant to the laws of the Territory.

(b)

Training.  Company shall provide Avecina’s personnel and staff appropriate training regarding the proper use of the Products to be used in the Territory. The training shall occur at Company’s facilities in the United States of America or in Canada.

ARTICLE X

GENERAL PROVISIONS

10.1

Indemnification.  Avecina shall defend, indemnify and hold Company, its officers, directors, employees, agents and suppliers, harmless from and against any claim (including for any product liability, whether based on negligence, strict liability or otherwise), action, suit, damages, liabilities, losses and expenses (including reasonable attorneys’ fees) suffered or incurred by Company: (i) which arise out of, in connection with, result from or are incident to any breach of any representation or warranty or failure to perform any obligation, covenant or agreement of Avecina in this Agreement; (ii) in connection with any damage, defect or injury actually or allegedly caused by or related to any Avecina products or services that incorporate the Products, which are not attributable to the Products; or, (iii) that is based on Avecina’s use, sale, or distribution of Avecina’s products or services that incorporate the Products but not based on the Products; or (iv) in connection with any allegation that Avecina’s products or services that incorporate the Products but not the Products themselves, infringe on the Intellectual Property rights or other proprietary rights of any third party.

10.2

LIMITATION OF LIABILITY.  WHETHER ON ACCOUNT OF ANY ALLEGED BREACH OF THIS AGREEMENT OR DEFECTS CLAIMED FOR THE PRODUCTS FURNISHED HEREUNDER, DELAYS IN DELIVERY OR ANY OTHER CLAIM BASED UPON OR WITH RESPECT TO THE PRODUCTS, IN NO EVENT SHALL COMPANY BE LIABLE TO AVECINA FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, LOSS OF USE OF PRODUCTS OR FACILITIES OR SERVICES, DOWNTIME COST, OR CLAIMS OF CUSTOMERS OF AVECINA FOR SUCH OTHER DAMAGES.  COMPANY’S

LIABILITY ON ANY CLAIM WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) WARRANTY, STRICT LIABILITY, OR OTHERWISE FOR ANY LOSS OR DAMAGE ARISING OUT OF, CONNECTED WITH, THE SALE OF THE PRODUCTS.  ALL CAUSES OF ACTION AGAINST THE COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PERFORMANCE HEREOF SHALL EXPIRE UNLESS BROUGHT WITHIN ONE (1) YEAR OF THE TIME OF ACCRUAL THEREOF.

10.3

Confidentiality.  Each Party hereby agrees with the other Party that, unless and until the transactions contemplated by this Agreement have been consummated, such Party and its representatives will hold in strict confidence all data and information made available to the other Party or obtained with respect to the other Party or any subsidiary thereof, if any, from any officer, director, manager, employee, shareholder, member, representative or agent, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, without the prior written consent of the disclosing Party, except: (i) to the extent such data is a matter of public knowledge without the fault of the disclosing Party, is required by law to be published, in the possession of the receiving Party without violation of any third parties’ obligation of any confidentiality obligation to the disclosing Party; (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement; and (iii) to the extent such disclosure is required to be made by the Company pursuant to its obligations as a reporting company under the Exchange Act.

10.4

Relationship of the Parties.  The parties acknowledge that they are independent contractors and no other relationship, including partnership, joint venture, employment, franchise, master/servant or principal/agent is intended by this Agreement. Neither Party shall have the right to bind or obligate the other.

10.5

Limitations on Use. All Products are sold hereunder for standard commercial applications only and are not intended for use in any life-support devices or equipment or in any other inherently dangerous activity.  Avecina agrees that Company shall not be liable for any claims, losses, costs or liabilities arising from such use if Avecina or its distributors or customers use the Products for such non-standard commercial applications.

10.6

Force Majeure. Neither of the parties shall be considered in default of performance under this Agreement to the extent that performance of such obligations is delayed or prevented by fire, flood, earthquake or similar natural disasters, riot, war, terrorism or civil strife, to the extent such default is beyond the reasonable control of such Party.

10.7

Effect of Headings.  The subject headings of the Sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

10.8

Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Facsimile or PDF copies of signatures shall be treated as originals for all purposes.

10.9

Schedules.  All schedules referred to herein shall be deemed incorporated by reference in their entirety as though fully set forth at the places to which they are referred.  Unless otherwise stated, all references to schedules are references to schedules to this Agreement.

10.10

Gender.  Wherever appropriate in this Agreement, plural shall be deemed also to refer to the singular, the neuter shall be deemed to refer to the masculine, feminine or entity.

10.11

Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor shall any provision give any third Person any right of subrogation or Company over or against any Party.

10.12

Assignment.  This Agreement shall be binding on, and shall inure to the benefit of, the Parties’ respective heirs, legal representatives, successors and assigns; provided, however, no Party may assign any or all of its rights under this Agreement without the prior written consent of the other Party.

10.13

Preparation of Agreement.  Each Party acknowledges  and agrees that:  (i) such Party had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other Party; (ii) the terms of the transactions contemplated by this Agreement are fair and reasonable to such Party; and (iii) such Party has voluntarily entered into the transaction contemplated by this Agreement without duress or coercion; and (iv) no conflict, omission or ambiguity in this Agreement, or the interpretation thereof, shall be presumed, implied or otherwise construed against the other Party on the basis that such Party and/or its counsel was responsible for drafting this Agreement.

10.14

English Language. The original of this Agreement has been written in English, and such version shall be the governing version of the Agreement. Each Party waives any right it may have, if any, under any law or regulation to have this Agreement written in a language other than English.

10.15

Governing Law; Waiver of Jury Trial.  All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the Province of Ontario without giving effect to any choice or conflict of law provision or rule (whether in the Province of Ontario or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Province of Ontario.  In furtherance of the foregoing, the internal law of the Province of Ontario will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.  The Parties hereby waive all right to trial by jury in any suit or proceeding brought to enforce or defend any rights or remedies under this Agreement.

10.16

Submission to Jurisdiction.  Any legal action or proceeding with respect to this Agreement must be brought in the courts of the Province of Ontario or the appropriate federal court located in the Province of Ontario, and by execution and delivery of this Agreement, the Parties hereby accept for themselves and their respective assets, generally and unconditionally, the jurisdiction of the aforesaid courts.  The Parties hereby irrevocably waive, in connection with any proceeding or objection, including, without limitation, any objection to the venue or based on the grounds of forum nonconveniens that it may now or hereafter have to the bringing of any Party or proceeding in such respective jurisdictions.

10.17

Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.18

Expenses.  Each of Company and Avecina will bear its own costs and expenses (including, without limitation, fees and expenses of attorneys, accountants and other advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

10.19

Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered or sent by a nationally recognized overnight courier or by registered mail or certified mail, postage prepaid, return receipt requested or by facsimile followed by confirmation, addressed as follows:

If to Company:

Panacea Global, Inc.

330 Highway #7, Suite #502., Richmond Hill

Ontario, Canada    L4S 2V6

Tel.: (416) 450-6414

Fax: 905-237-5557

Attn: Dr. Mahmood Moshiri

With a copy to:

                       Gregg E. Jaclin, Esq., Partner

                       Szaferman Lakind Blumstein & Blader, PC

                       101 Grovers Mill Road

                       Second Floor

                       Lawrenceville, NJ 08648

                       Direct Dial: 609-557-0951 | General 609-275-0400

                       Direct Fax: 609-557-0969 | General 609-275-4511

                       Cell Phone: 908-692-7546

                       gjaclin@szaferman.com

If to Avecina:

Panacea Avecina Inc.

70 Spring Gate Blvd,

Thorn Hill, Ontario, Canada

Tel.: 416-890-0808- 416-832-6700

Fax: 905-763-7285

Attn: Dr. Abbas Zokaei-Ashtiani

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered if personally delivered, on the next business day if sent by overnight courier, three business days after deposited in the U.S. mail if sent by registered or certified mail, return receipt requested, postage prepaid and on the day that receipt is confirmed if delivered by facsimile.

10.20

Entire Agreement; Modification; Waiver.  This Agreement and the exhibits and schedules attached hereto, as applicable, constitute the entire agreement between the Parties pertaining to the subject matter contained herein and therein, and supersedes all prior and contemporaneous agreements, representations and understandings of the Parties, whether written or oral.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all Parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date and year indicated above.

COMPANY

By: /s/ M. Moshiri, MD___________________

(Authorized Officer)

Dr. Mahmood Moshiri CEO

AVECINA

By: /s/ A. Zokaei Ashtiani_________________

(Authorized Officer)

Dr. Abbas Zokaei Ashtiani CEO